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Exhibit 21.1

Caldera International, Inc list of Subsidiaries

SCO Operations, Inc. (formerly Caldera Systems, Inc (a US Company))

SCO Global, Inc. (formerly Caldera Global, Inc (a US Company))

The SCO Group, Ltd. (formerly Caldera Europe Ltd (a UK Company))

The SCO Group (Deutschland) GmbH (formerly Caldera Deutschland GmbH (a German Company))

SCO Japan, Ltd. (formerly Caldera KK (a Japan Company))

The SCO Group (France) Sarl (formerly The Santa Cruz Operation (France) Sarl (a France Company))

The SCO Group (Italia) Srl (formerly The Santa Cruz Operation (Italia) Srl (a Italy Company))

SCO Canada, Inc (a Canada Company)

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  Exhibit 21.1